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NEWS RELEASE                                         [LOGO OF AMD APPEARS HERE]
                                                                 One AMD Place
                                                                 P.O. Box 3453
                                                      Sunnyvale, CA 94088-3453
                                                            Tel (408) 732-2400
                                                                      CONTACT:
                                                                   SCOTT ALLEN
                                                              PUBLIC RELATIONS
                                                                (408) 749-3311

                       AMD EXPECTS THIRD-QUARTER LOSS
                        TO BE LARGER THAN ANTICIPATED

SUNNYVALE, CA - SEPTEMBER 30, 1997 - AMD announced today that the company produced and shipped one million AMD-K6/TM/MMX/TM/ Enhanced Processors in the third quarter and still plans to produce approximately two million AMD-K6s in the fourth quarter. During the third quarter, lower than expected AMD-K6 yields resulted in lower revenues and an operating loss that was substantially larger than anticipated. The company will report third-quarter financials after the market closes on Tuesday, October 7, 1997.

ABOUT AMD

     AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets. AMD produces processors, flash memories, programmable logic devices, and products for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $2 billion in 1996. (NYSE: AMD).



AMD IS A REGISTERED TRADEMARK, AND AMD-K6 IS A TRADEMARK OF ADVANCED MICRO DEVICES, INC. MMX IS A TRADEMARK OF INTEL CORPORATION.